CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-148206) on Form S-8 of Essential Utilities, Inc. of our report dated June 16, 2025, with respect to the statements of net assets available for benefits of Essential Utilities, Inc. 401(k) Plan as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related supplemental schedules as of December 31, 2024, which report appears in the December 31, 2024 annual report on Form 11-K of the Essential Utilities, Inc. 401(k) Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

June 16, 2025